EXHIBIT 16.1

                           DONAHUE ASSOCIATES, L.L.C.
                           27 BEACH ROAD, SUITE CO5-A
                            MONMOUTH BEACH, NJ 07750
                              Phone: (733)229-7723



                                                        August 26, 2003




Dr. Christopher McCormack
Life Energy & Technology Holdings, Inc.
2005 Beechgrove Place
Utica, NY   13501


Dear Mr. McCormack:


We are providing you with this letter in connection with our resignation as your auditor for the fiscal year ended May 31, 2003. There are and have been no disagreements between as and your company with respect to accounting or auditing issues of the type discussed in Item 304(a(iv) of Regulation SB regarding the financial statements from our hire date of March 2001 to our resignation date on August 26, 2003, including the certified reports as of May 31st within this period and the intervening 10Q reports. We will continue to assist your new auditors, Berkovitz and Lago, LP of Miami, Florida, during the transition and in the preparation of financial statements for the year ended May 31, 2003.



Sincerely,

/s/ Brian Donahue
Brian Donahue
Partner